UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.     ) *

Bloom Energy Corporation

(Name of Issuer)

Class A Common Stock, $0.0001 par value

(Title of Class of Securities)

093712 10 7

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS. Mobius Technology Ventures VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,427,843 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,427,843 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,427,843 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% of Common Stock (6.8% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* PN

(1)

This Schedule 13G is filed by Mobius Technology Ventures VI, L.P. (“MTV VI”), SOFTBANK U.S. Ventures VI, L.P. (“Softbank”), Mobius Technology Ventures Side Fund VI, L.P. (“MTV VI SF”), Mobius Technology Ventures Advisors Fund VI, L.P. (“MTV VI AF”), Bradley A. Feld, Jason A. Mendelson, and Mobius VI LLC (“Mobius GP”, together with MTV VI, Softbank, MTV VI SF, MTV VI AF, Bradley A. Feld and Jason A. Mendelson, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Shares of Class B Common Stock held by MTV VI may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Person represents 1.6% of the combined voting power of the Issuer’s Common Stock.

2.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS SOFTBANK U.S. Ventures VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,531,414 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,531,414 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,531,414 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4% of Common Stock (7.3% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Shares of Class B Common Stock held by Softbank may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Person represents 1.7% of the combined voting power of the Issuer’s Common Stock

3.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS Mobius Technology Ventures Side Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 58,392 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 58,392 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,392 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% of Common Stock (0.3% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Shares of Class B Common Stock held by MTV VI SF may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Person represents 0.1% of the combined voting power of the Issuer’s Common Stock

4.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS Mobius Technology Ventures Advisors Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 55,624 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 55,624 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,624 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% of Common Stock (0.3% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Shares of Class B Common Stock held by MTV VI AF may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Person represents 0.1% of the combined voting power of the Issuer’s Common Stock.

5.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS Mobius VI LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,073,273 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,073,273 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,073,273 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% of Common Stock (13.8% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

The shares are held as follows: (i) 1,423,663 shares held by MTV VI; (ii) 1,531,414 shares held by Softbank; (iii) 58,392 shares held by MTV VI SF; and (iv) 55,624 shares held by MTV VI AF. Shares of Class B Common Stock may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 3.4% of the combined voting power of the Issuer’s Common Stock.

6.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS Bradley A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,073,273 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,073,273 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,073,273 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% of Common Stock (13.8% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

The shares are held as follows: (i) 1,423,663 shares held by MTV VI; (ii) 1,531,414 shares held by Softbank; (iii) 58,392 shares held by MTV VI SF; and (iv) 55,624 shares held by MTV VI AF. Shares of Class B Common Stock may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 3.4% of the combined voting power of the Issuer’s Common Stock.

7.

CUSIP NO. 093712 10 7	13 G

1	NAMES OF REPORTING PERSONS Jason A. Mendelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,073,273 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,073,273 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,073,273 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% of Common Stock (13.8% of Class A Common Stock) (3)(4)(5)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

The shares are held as follows: (i) 1,423,663 shares held by MTV VI; (ii) 1,531,414 shares held by Softbank; (iii) 58,392 shares held by MTV VI SF; and (iv) 55,624 shares held by MTV VI AF. Shares of Class B Common Stock may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Persons. Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 3.4% of the combined voting power of the Issuer’s Common Stock.

8.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class A Common Stock, $0.0001 par value (“Class A Common Stock”), of Bloom Energy Corporation, a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	Bloom Energy Corporation

(b)	Address of Issuer’s
	Principal Executive Offices:	1299 Orleans Drive Sunnyvale, California 94089

Item 2

(a)	Name of Reporting Persons Filing:

1.	Mobius Technology Ventures VI, L.P. (“MTV VI”)

2.	SOFTBANK U.S. Ventures VI L.P. (“Softbank”)

3.	Mobius Technology Ventures Side Fund VI L.P. (“Mobius VI SF”)

4.	Mobius Technology Ventures Advisors Fund VI L.P. (“Mobius VI AF”)

5.	Mobius VI LLC (“Mobius GP”)

6.	Bradley A. Feld

7.	Jason A. Mendelson

(b)	Address of Principal Business Office:	1050 Walnut Street, #210
Boulder, Colorado 80302

(c)	Citizenship:

MTV VI	Delaware
Softbank	Delaware
Mobius VI SF	Delaware
Mobius VI AF	Delaware
Mobius GP	Delaware
Bradley A. Feld	United States of America
Jason A. Mendelson	United States of America

(d)	Title of Class of Securities:	Class A Common Stock

(e)	CUSIP Number:	093712 10 7

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2018:

9.

Reporting Persons	Shares Held Directly (1)	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3, 4)
MTV VI	1,423,663	0	1,423,663	0	1,423,663	1,423,663	1.6% of Common Stock (6.8% of Class A Common Stock)
Softbank	1,531,414	0	1,531,414	0	1,531,414	1,531,414	1.7% of Common Stock (7.3% of Class A Common Stock)
MTV VI SF	58,392	0	58,392	0	58,392	58,392	0.1% of Common Stock (0.3% of Class A Common Stock)
MTV VI AF	55,624	0	55,624	0	55,624	55,624	0.1% of Common Stock (0.3% of Class A Common Stock)
Mobius GP (2)	0	0	3,073,273	0	3,073,273	3,073,273	2.8% of Common Stock (14.7% of Class A Common Stock)
Bradley A. Feld (2)	0	0	3,073,273	0	3,073,273	3,073,273	2.8% of Common Stock (14.7% of Class A Common Stock)
Jason A. Mendelson (2)	0	0	3,073,273	0	3,073,273	3,073,273	2.8% of Common Stock (14.7% of Class A Common Stock)

(1)	Represents the number of shares of Common Stock held by the Reporting Persons.
(2)

Mobius GP serves as the sole general partner of MTV VI, Softbank, MTV VI SF and MTV VI AF and has sole voting and investment over the shares owned by MTV VI, Softbank, MTV VI SF and MTV VI AF and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF. Bradley A. Feld and Jason A. Mendelson are Managing Directors of Mobius GP and share voting and dispositive power over the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF, and may be deemed to own beneficially the shares held by MTV VI, Softbank, MTV VI SF and MTV VI AF.

(3)

The Common Stock beneficial ownership percentage is based on a total of 109,416,463 shares of Common Stock (20,865,308 shares of Class A Common Stock and 88,551,155 shares of Class B Common Stock) outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2018.

(4)

The Class A Common Stock beneficial ownership percentage is based on 20,865,308 shares of the Issuer’s Class A Common Stock outstanding as of November 2, 2018, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 13, 2018, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

10.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 8, 2019

Mobius VI LLC

By:	/s/ Jason A. Mendelson
Jason A. Mendelson
Manager

Mobius Technology Ventures VI, L.P.
By: Mobius VI LLC, its General Partner

By:	/s/ Jason A. Mendelson
Jason A. Mendelson
Manager

SOFTBANK U.S. Ventures VI L.P.
By: Mobius VI LLC, its General Partner

By:	/s/ Jason A. Mendelson
Jason A. Mendelson
Manager

Mobius Technology Ventures Side Fund VI L.P.
By: Mobius VI LLC, its General Partner

By:	/s/ Jason A. Mendelson
Jason A. Mendelson
Manager

Mobius Technology Ventures Advisors Fund VI L.P.
By: Mobius VI LLC, its General Partner

By:	/s/ Jason A. Mendelson
Jason A. Mendelson
Manager

By:	/s/ Bradley A. Feld
Bradley A. Feld

By:	/s/ Jason A. Mendelson
Jason A. Mendelson

Exhibit(s):

A:    Joint Filing Statement